Exhibit 16.1

May 13, 2024

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Lionsgate Studios Corp. (legal successor of Screaming Eagle Acquisition Corp.) statements included under “Change in Auditor” of its Form S-1/A dated May 13, 2024. We agree with the statements concerning our Firm in such section, in which we were informed of our dismissal on May 10, 2024. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York